Exhibit 3.6

WEBSTER BYLAW AMENDMENT

The Bylaws of Webster Financial Corporation (the “Corporation”), as amended effective March 15, 2020 (the “Bylaws”), having received the requisite approval from the Board of Directors under Article X of the Bylaws, shall be amended as follows, effective as of and subject to the occurrence of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of April 18, 2021, by and between the Corporation and Sterling Bancorp):

A new Article XI shall be added to the Bylaws, as follows:

ARTICLE XI
CERTAIN CORPORATE GOVERNANCE MATTERS

SECTION 1.  Executive Chairman; President and CEO.  Effective as of the Effective Time (for all purposes of this Article XI, as defined in the Agreement and Plan of Merger, dated as of April 18, 2021, by and between the Corporation and Sterling Bancorp (“Sterling”), as the same may be amended from time to time (the “Merger Agreement”)), (a) Mr. Jack L. Kopnisky shall serve as the Executive Chairman of the board of directors of the Corporation (the “Board”) and of the board of directors of the Corporation’s wholly-owned subsidiary, Webster Bank, National Association (the “Bank”) (the “Bank Board”) and (b) Mr. John R. Ciulla shall serve as the President and Chief Executive Officer of the Corporation and of the Bank and as a member of the Board and of the Bank Board.  Effective as of the twenty-four (24) month anniversary of the Effective Time or any earlier date as of which Mr. Kopnisky ceases for any reason to serve in the position of Executive Chairman of the Board and of the Bank Board (such date, the “Chairman Succession Date”), (i) Mr. Ciulla shall be the successor to Mr. Kopnisky as the Chairman of the Board and of the Bank Board, and shall continue as the President and Chief Executive Officer of the Corporation and of the Bank and (ii) Mr. Kopnisky shall cease to serve as a member of the Board and of the Bank Board and shall serve as a strategic consultant to the Corporation and the Bank until the thirty-six (36) month anniversary of the Effective Time or until such earlier time as of which Mr. Kopnisky ceases for any reason to serve as a consultant (the “Consultant Term”).  The Corporation may enter into or amend appropriate agreements or arrangements with the individuals referenced herein in connection with the subject matter of this Article XI, Section 1.

The following actions shall require the affirmative vote of at least 75% of the full Board:  (A) prior to the twenty-four (24) month anniversary of the Effective Time, the removal of Mr. Kopnisky from, or the failure to appoint, re-elect or re-nominate Mr. Kopnisky to, as applicable, his position as the Executive Chairman of the Board and of the Bank Board; (B) prior to the Chairman Succession Date, the removal of Mr. Ciulla from, or the failure to appoint, re-elect or re-nominate Mr. Ciulla to, as applicable, his positions as the President and Chief Executive Officer of the Corporation and of the Bank and as a member of the Board and of the Bank Board; (C) from and after the Chairman Succession Date until the Expiration Date, the removal of Mr. Ciulla from, or the failure to appoint, re-elect or re-nominate Mr. Ciulla to, as applicable, his positions as the Chairman of the Board and of the Bank Board and as the President and Chief Executive Officer of the Corporation and of the Bank; and (D) during the Consultant Term, the removal or termination of Mr. Kopnisky as a strategic consultant to the Corporation and the Bank.

SECTION 2.  Board Size and Composition.  Effective as of the Effective Time, the Board and the Bank Board shall each be comprised of seven (7) Continuing Sterling Directors, including Mr. Kopnisky, and eight (8) Continuing Webster Directors, including Mr. Ciulla.  From and after the Effective Time until the Expiration Date:  (A) the number of directors that comprises the full Board and the full Bank Board shall each be fifteen (15) and (B) no vacancy on the Board or the Bank Board created by the cessation of service of a director shall be filled by the applicable board and the applicable board shall not nominate any individual to fill such vacancy, unless (x) such individual would be an independent director of the Corporation or the Bank, as applicable (unless such predecessor director was not an independent director), (y) in the case of a vacancy created by the cessation of service of a Continuing Sterling Director, not less than a majority of the Continuing Sterling Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, and (z) in the case of a vacancy created by the cessation of service of a Continuing Webster Director, not less than a majority of the Continuing Webster Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy; provided that any such appointment or nomination pursuant to clause (y) or (z) shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the Corporation’s securities are listed).  For purposes of this Article XI, the terms “Continuing Sterling Directors” and “Continuing Webster Directors” shall mean, respectively, the initial directors of Sterling and the Corporation who were selected to be directors of the Corporation and of the Bank by Sterling or the Corporation, as applicable, as of the Effective Time, pursuant to Section 6.12(a) of the Merger Agreement, and any directors of the Corporation or the Bank (as applicable) who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of any such director (or any successor thereto) pursuant to this Article XI, Section 2.

SECTION 3.  Lead Independent Director.  Effective as of the Effective Time, Mr. William L. Atwell (or another independent member of the Board, designated by the Corporation prior to the Effective Time) shall serve as the Lead Independent Director of the Board and of the Bank Board.  From the Effective Time until the Chairman Succession Date, the Lead Independent Director of the Board and of the Bank Board shall be an independent director chosen from among the Continuing Webster Directors.  From and after the Chairman Succession Date until the Expiration Date, the Lead Independent Director of the Board and of the Bank Board shall be an independent director chosen from among the Continuing Sterling Directors.

SECTION 4.  Headquarters; Name.  Effective as of and from the Effective Time, (i) the headquarters and main office of the Corporation and the Bank will be located in Stamford, Connecticut and (ii) the name of the Corporation will be “Webster Financial Corporation” and the name of the Bank will be “Webster Bank, National Association”.

SECTION 5.  Amendments; Interpretation.  Effective as of the Effective Time until the date of the Corporation’s 2024 annual meeting of shareholders (the “Expiration Date”), the provisions of this Article XI may be modified, amended or repealed, and any bylaw provision or other resolution (including any proposed corresponding modification, amendment or repeal of any provision of the Corporation’s other constituent documents) inconsistent with this Article XI may be adopted, only by (and any such modification, amendment, repeal or inconsistent bylaw provision or other resolution may be proposed or recommended by the Board for adoption by the shareholders of the Corporation only by) the affirmative vote of at least 75% of the full Board.  In the event of any inconsistency between any provision of this Article XI and any other provision of these bylaws or the Corporation’s other constituent documents, the provisions of this Article XI shall control to the fullest extent permitted by law.